Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-1 of our report dated May 1, 2026, relating to the consolidated financial statements of GridAI Technologies Corp. (the Company) as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

Irvine, California

August 24, 2026